UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 10, 2020

(Date of earliest event reported)

AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1000 Windward Concourse, Suite 250, Alpharetta, Georgia	30005
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (770) 810-7800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	AGYS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2020, Agilysys, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Ramesh Srinivasan, the Company’s Chief Executive Officer and President. In accordance with the Employment Agreement, Mr. Srinivasan will continue to serve as the Chief Executive Officer and President for a three-year initial term beginning effective on January 1, 2020.  The term of employment will automatically extend for successive periods of one year unless either the Company or Mr. Srinivasan provides written notice of non-renewal at least 90 days before the end of the then-current employment term.

Mr. Srinivasan will continue to receive a base salary of $600,000 per year, subject to annual review and adjustment (which salary may be increased but not decreased) by the Company’s Board of Directors (the “Board”), and will be eligible to receive a bonus at an annual target amount equal to his base salary with a maximum bonus of up to 150% of his base salary per year, which bonus will be payable in shares of common stock that will vest based upon attainment of annual performance goals as determined by the Board.

Also, pursuant to the Employment Agreement on February 10, 2020, Mr. Srinivasan received a grant of 600,000 stock settled appreciation rights (SSARs) at an exercise price of $36.60 per share, which was equal to the closing price of the Company’s common stock on February 10, 2020, the date of grant. Of those, 475,000 SSARs will vest in equal monthly amounts over the next three years, subject to Mr. Srinivasan’s continued employment with the Company. The remaining 125,000 SSARs will vest if the closing price of the Company’s stock has been equal to or higher than $45 per share for 15 business days, and on the following day, they shall vest pro-rata daily over the remainder of the initial term of the Employment Agreement regardless of the price performance thereafter, but subject to Mr. Srinivasan’s continued employment on the vesting date (the “Performance SSARs”). The annual bonus performance shares and the SSARs are subject to the terms and conditions of the Company’s 2016 Stock Incentive Plan.

In addition, pursuant to the Employment Agreement, Mr. Srinivasan will be entitled to receive the Company’s current customary employee benefits.

If the Employment Agreement is terminated by the Company for Cause or by Mr. Srinivasan for Good Reason (in each case as defined in the Employment Agreement), then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years.  In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date.  However, if notice of non-renewal is given within the last 12 months of the initial three-year employment term severance will only be paid for a 12-month period.  If such termination occurs within three months before or 24 months after a Change in Control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the Change of Control.  In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

During the term of his employment and for 24 months thereafter, Mr. Srinivasan will be subject to the Company’s standard confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of the Employment Agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination.

The description of the Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

The following item is filed as an exhibit to this current report on Form 8-K:

Exhibit Number	Description

10.1	Employment Agreement dated February 10, 2020, by and between Agilysys, Inc. and Ramesh Srinivasan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Kyle C. Badger
Kyle C. Badger
Senior Vice President, General Counsel and Secretary

Date: February 12, 2020